EXHIBIT 99.1

AutoZone 2nd Quarter Same Store Sales Increase 4.3%; EPS Increases 17.8% to $5.63

MEMPHIS, Tenn., March 4, 2014 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE:AZO) today reported net sales of $2.0 billion for its second quarter (12 weeks) ended February 15, 2014, an increase of 7.3% from the second quarter of fiscal 2013 (12 weeks). Domestic same store sales, or sales for stores open at least one year, increased 4.3% for the quarter.

Net income for the quarter increased $16.6 million, or 9.4%, over the same period last year to $192.8 million, while diluted earnings per share increased 17.8% to $5.63 per share from $4.78 per share in the year-ago quarter.

For the quarter, gross profit, as a percentage of sales, was 52.1% (versus 51.9% for last year's quarter). The improvement in gross margin was attributable to higher merchandise margins and lower shrink expense, partially offset by the inclusion of the recent acquisition of AutoAnything (20 bps). Operating expenses, as a percentage of sales, were 35.2% (versus 34.7% last year). The increase in operating expenses, as a percentage of sales, was primarily due to the timing of advertising costs (22 bps).

Under its share repurchase program, AutoZone repurchased 404 thousand shares of its common stock for $200 million during the second quarter, at an average price of $495 per share. Year-to-date, the Company has repurchased 1.082 million shares of its common stock for $492 million, at an average price of $454 per share. At the end of the second quarter, the Company had $727 million remaining under its current share repurchase authorization.

The Company's inventory increased 12.0% over the same period last year, driven by a combination of increased product placement and new store openings. Inventory per store was $589 thousand versus $544 thousand last year and $566 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per store basis was a negative $74 thousand versus negative $54 thousand last year.

"We are pleased to report our thirtieth consecutive quarter of double digit earnings per share growth. The credit for this accomplishment goes to our passionate and dedicated AutoZoners across the globe who always put our customers first!  During our second quarter, much of the U.S. experienced extreme weather conditions, and those weather patterns accelerated our growth in certain failure related hard part categories while our deferrable maintenance categories were challenged.  We are continuing to test a variety of initiatives focused on improving inventory availability.  One of the key initiatives is in the implementation phase, and while it is very early, we are pleased with our progress to date.  The other tests are ongoing and it will take several more quarters before we determine our next steps.  We are very excited about these tests as they are providing us with great insights.  While our operating expenses, on a percent to sales basis, were higher than in previous quarters, our investments were purposeful and focused on improving our reputation for delivering trustworthy advice and providing the best parts at the right price.  We remain committed to our disciplined approach to growing operating earnings and utilizing our capital effectively," said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended February 15, 2014, AutoZone opened 28 new stores in the U.S., and four new stores in Mexico. As of February 15, 2014, the Company had 4,871 stores in 49 states, the District of Columbia and Puerto Rico in the U.S., 367 stores in Mexico, and four stores in Brazil for a total count of 5,242.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts.  AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com, and accessories and performance parts through www.autoanything.com, and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, March 4, 2014, beginning at 10:00 a.m. (EST) to discuss its second quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozoneinc.com by clicking "Investor Relations," "Conference Calls." The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone's website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, March 11, 2014 at 11:59 p.m. (EST).

This release includes certain financial information not derived in accordance with generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjustments to return on invested capital, adjusted debt, adjusted debt to EBITDAR, and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company's comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company's capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release are forward-looking statements. Forward-looking statements typically use words such as "believe," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: credit market conditions; the impact of recessionary conditions; competition; product demand; the ability to hire and retain qualified employees; consumer debt levels; inflation; weather; raw material costs of our suppliers; energy prices; war and the prospect of war, including terrorist activity; construction delays; access to available and feasible financing; and changes in laws or regulations. Certain of these risks are discussed in more detail in the "Risk Factors" section contained in Item 1A under Part 1 of our Annual Report on Form 10-K for the year ended August 31, 2013, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results; developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the "Risk Factors" could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

AutoZone's 2nd Quarter Highlights - Fiscal 2014

Condensed Consolidated Statements of Operations
2nd Quarter
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	February 15, 2014	February 9, 2013

Net sales	$ 1,990,494	$ 1,855,198
Cost of sales	953,459	893,217
Gross profit	1,037,035	961,981
Operating, SG&A expenses	699,691	644,410
Operating profit (EBIT)	337,344	317,571
Interest expense, net	39,490	41,323
Income before taxes	297,854	276,248
Income taxes	105,024	100,001
Net income	$ 192,830	$ 176,247
Net income per share:
Basic	$ 5.73	$ 4.86
Diluted	$ 5.63	$ 4.78
Weighted average shares outstanding:
Basic	33,647	36,258
Diluted	34,261	36,904

Year-To-Date 2nd Quarter, FY2014
(in thousands, except per share data)	GAAP Results
	24 Weeks Ended	24 Weeks Ended
	February 15, 2014	February 9, 2013

Net sales	$ 4,084,072	$ 3,846,238
Cost of sales	1,961,339	1,852,391
Gross profit	2,122,733	1,993,847
Operating, SG&A expenses	1,401,663	1,312,999
Operating profit (EBIT)	721,070	680,848
Interest expense, net	81,921	82,428
Income before taxes	639,149	598,420
Income taxes	228,232	218,722
Net income	$ 410,917	$ 379,698
Net income per share:
Basic	$ 12.13	$ 10.39
Diluted	$ 11.92	$ 10.19
Weighted average shares outstanding:
Basic	33,879	36,552
Diluted	34,468	37,246

Selected Balance Sheet Information
(in thousands)
	February 15, 2014	February 9, 2013	August 31, 2013

Cash and cash equivalents	$ 128,771	$ 115,548	$ 142,191
Merchandise inventories	3,089,245	2,758,543	2,861,014
Current assets	3,527,514	3,123,368	3,278,013
Property and equipment, net	3,135,255	2,944,549	3,071,361
Total assets	7,251,908	6,662,188	6,892,089
Accounts payable	3,477,697	3,034,017	3,307,535
Current liabilities*	4,388,326	4,231,808	4,169,150
Total debt*	4,310,700	3,997,806	4,187,000
Stockholders' (deficit)	(1,710,262)	(1,550,109)	(1,687,319)
Working capital	(860,812)	(1,108,440)	(891,137)

* Current liabilities and total debt both include short-term borrowings of $147,456 at February 15, 2014; $484,533 at February 9, 2013 and $173,733 at August 31, 2013. These amounts represent current debt maturities that are in excess of our revolving credit facility available capacity.

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
	February 15, 2014	February 9, 2013
Net income	$ 1,047,699	$ 952,016
Add: Interest	184,908	180,316
Taxes	580,713	535,822
EBIT	1,813,320	1,668,154

Add: Depreciation and amortization	238,361	218,705
Rent expense	251,930	235,611
Share-based expense	41,407	34,934
EBITDAR	$ 2,345,018	$ 2,157,404

Debt	$ 4,310,700	$ 3,997,806
Capital lease obligations	107,224	99,369
Add: rent x 6	1,511,580	1,413,666
Adjusted debt	$ 5,929,504	$ 5,510,841

Adjusted debt to EBITDAR	2.5	2.6

Selected Cash Flow Information
(in thousands)
	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 15, 2014	February 9, 2013	February 15, 2014	February 9, 2013

Depreciation and amortization	$ 58,382	$ 52,344	$ 114,154	$ 103,044
Capital spending	$ 77,354	$ 89,183	$ 159,961	$ 169,613

Cash flow before share repurchases:
Increase/(decrease) in cash and cash equivalents	$ 2,919	$ 15,684	$ (13,420)	$ 12,455
Subtract increase in debt	137,200	195,069	123,700	229,517
Add back share repurchases	200,000	185,016	491,538	502,348
Cash flow before share repurchases and changes in debt	$ 65,719	$ 5,631	$ 354,418	$ 285,286

Other Selected Financial Information
(in thousands, except ROIC)
	February 15, 2014	February 9, 2013

Cumulative share repurchases ($ since fiscal 1998)	$ 13,423,096	$ 12,046,591
Remaining share authorization ($)	$ 726,904	$ 603,409

Cumulative share repurchases (shares since fiscal 1998)	135,731	132,506

Shares outstanding, end of quarter	33,355	36,079

	Trailing 4 Quarters
	February 15, 2014	February 9, 2013
Net income	$ 1,047,699	$ 952,016
Adjustments:
Interest expense	184,908	180,316
Rent expense	251,930	235,611
Tax effect*	(157,247)	(149,733)
After-tax return	1,327,290	1,218,210

Average debt**	4,134,021	3,727,872
Average stockholders' deficit**	(1,640,250)	(1,480,371)
Add: Rent x 6	1,511,580	1,413,666
Average capital lease obligations**	104,127	101,446
Pre-tax invested capital	$ 4,109,478	$ 3,762,613

Return on Invested Capital (ROIC)	32.3%	32.4%

* Effective tax rate over trailing four quarters ended February 15, 2014 is 35.7% and February 9, 2013 is 36.0%.
** All averages are computed based on trailing 5 quarter balances.

AutoZone's 2nd Quarter Fiscal 2014
Selected Operating Highlights

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		24 Weeks Ended	24 Weeks Ended
	February 15, 2014		February 9, 2013		February 15, 2014	February 9, 2013
Domestic stores:
Store count:
Beginning domestic stores	4,843		4,703		4,836	4,685
Stores opened	28		32		35	51
Stores closed	--		--		--	1
Ending domestic stores	4,871		4,735		4,871	4,735

Relocated stores	2		3		3	3

Stores with commercial programs	3,595		3,146		3,595	3,146

Square footage (in thousands):	31,655		30,713		31,655	30,713

Mexico stores:
Stores opened	4		9		5	13
Total stores in Mexico	367		334		367	334

Brazil stores:
Stores opened	--		--		1	1
Total stores in Brazil	4		1		4	1

Total stores chainwide	5,242		5,070		5,242	5,070

Square footage (in thousands):	34,365		33,155		34,365	33,155
Square footage per store	6,556		6,539		6,556	6,539

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total Auto Parts (Domestic, Mexico, and Brazil)	February 15, 2014		February 9, 2013		February 15, 2014	February 9, 2013
Total auto parts sales	$ 1,913,591		$ 1,796,280		$ 9,046,881	$ 8,520,522
% Increase vs. LY	6.5%		1.9%		6.2%	4.2%

Sales per average store	$ 366		$ 356		$ 1,755	$ 1,715
Sales per average square foot	$ 56		$ 54		$ 268	$ 263

Domestic Commercial
Total domestic commercial sales	$ 325,165		$ 289,915		$ 1,536,925	$ 1,352,473
% Increase vs. LY	12.2%		8.8%		13.6%	14.7%

All Other (ALLDATA, E-Commerce, and AutoAnything)
All other sales	$ 76,903		$ 58,918		$ 338,483	$ 201,166
% Increase vs. LY	30.5%		43.1%		68.3%	15.6%

	12 Weeks Ended		12 Weeks Ended		24 Weeks Ended	24 Weeks Ended
	February 15, 2014		February 9, 2013		February 15, 2014	February 9, 2013
Domestic same store sales	4.3%		(1.7%)		2.5%	(0.7%)

Inventory Statistics (Total Stores)
	as of		as of
	February 15, 2014		February 9, 2013
Accounts payable/inventory	112.6%		110.0%

($ in thousands)
Inventory	$ 3,089,245		$ 2,758,543
Inventory per store	$ 589		$ 544
Net inventory (net of payables)	$ (388,452)		$ (275,474)
Net inventory / per store	$ (74)		$ (54)

	Trailing 5 Quarters
	February 15, 2014		February 9, 2013
Inventory turns	1.6	x	1.6	x
CONTACT: Financial: Brian Campbell at (901) 495-7005,
         brian.campbell@autozone.com
         Media: Ray Pohlman at (866) 966-3017,
         ray.pohlman@autozone.com